Exhibit 99.1

Extreme Networks Q3 FY05 Conference Call

April 14, 2005

5:15 p.m. EDT (2:15 PDT)

Operator:	Good afternoon, ladies and gentlemen, and welcome to the Extreme Networks third fiscal quarter conference call. At this time all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at anytime during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded today, Thursday, April 14, 2005.

I would now like to turn the conference over to Mr. Bill Slakey, Chief Financial Officer of Extreme Networks. Please go ahead, sir.

Bill Slakey:	Thank you. Good afternoon. On the call with me today is Gordon Stitt, President, and CEO of Extreme Networks. This afternoon we issued a press release announcing our financial results for Q3 FY 2005. A copy of this release is available on our Web site at extremenetworks.com.

A reminder: This call is being broadcast live over the Internet today, April 14, 2005 and it will be posted on our website and available for replay shortly after the conclusion of the call. Some of the remarks made during this call may contain forward-looking statements about guidance, product introductions and customer development, which reflect the Company’s current judgment on those issues. Because such statements deal with future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. In addition to the factors that may be discussed during this call, important factors that could cause actual results to differ materially are contained in the Company’s Form 10-Qs and Form 10-Ks, which are on file with the Securities and Exchange Commission and available on our website.

And with that, let me turn the call over to Gordon.

Gordon Stitt:	Thanks, Bill. And thanks everyone for joining us.

I’ll begin this call with a summary of the financial results, review our quarterly business highlights and then turn the call over to Bill for a detailed discussion on the financials.

Although our results were not as we expected, we did experience year over year growth during the quarter and strong growth in some geographies and in some channels that helps strengthen our position in the networking infrastructure market.

During this fiscal quarter, revenues were $91 million, signaling year-over-year growth. Extreme, like others in the sector, saw softness related to particular geographies, however, we did see solid demand for our new products and for solutions for emerging applications, such as voice on the network.

I am not passing off the drop as an industry effect, though there was some impact. I don’t believe that we executed as well during the quarter as we should have. In looking at revenues in more detail, we grew 14% year over year outside of Japan. Japan itself was down 34% year over year or approximately $7 million. This market, which has historically been strong for us, has been slow to adopt our newer products. Further, from an execution perspective, we have been slow to grow our Enterprise business in Japan, something that we are working to remedy. As part of a planned transition, our President of Extreme Japan will be retiring at the end of this month after serving with Extreme for more than 8 years. We have a new, interim leader in place. We are committed to the Japan market; we have a great partners, a great customer base, a great brand, and a great team.

Margins during the quarter were 51.4%. This is lower than we planned due to lower volumes and product start-up costs. We anticipate margins to increase this quarter, and going forward. I’ll ask Bill to go into this in more detail shortly.

Despite the challenging environment, we did see positive signs in key areas that Extreme is well positioned to leverage. And we are optimistic for several reasons. These are our performance in channels, the performance of our new products and our out-performance against competitors.

I’ll address the channel first. We saw strong traction and growth in our voice, our IP telephony, channels worldwide. These channels are different from traditional data networking channels in that they have significant Enterprise voice experience, and are in a position to advise their customers on the implementation of IP telephony. Given the importance of IP Telephony as a driver of Enterprise decision making and vendor choice, we feel that this is a positive indicator. With Avaya’s integration of Tenovis, which they acquired late last year, we now have access to this new channel in EMEA. The former Tenovis gives us a new “footprint” in Europe. We are in the process of training the organization, getting to know the leadership, and preparing that channel to sell our network infrastructure as part of a converged sale. We are still early in the relationship, but we believe that it will bear fruit in the near term.

In some parts of Asia, we are also expanding our voice channel footprint. Without going into too much detail – as this is a large geographically diverse region – we did see early traction and growth over the previous quarter.

In the Americas, our investment over the last year in training, support and joint marketing is paying off as the Avaya business partners are starting to gain traction selling our infrastructure. We entered into a relationship with Catalyst Telecom last calendar year, and just concluded negotiations and entered a relationship with Voda One this quarter. We are pleased with the progress, and with the signs that this will be an important channel for us.

I believe the two things that are separating us from our competitors are: our ability to access voice channels, and the strength of our solution that is purpose-built for a converged network.

So a few comments about our solution, and in particular our new 8800 series – now called the BlackDiamond 8800. The new BlackDiamond 8800 switch family is part of our strategic vision for building a converged network. Our vision involves simplifying the typical “three-tier” Enterprise network into a two-tier architecture. With two tiers there are fewer network layers, and fewer networking boxes. Fewer boxes and fewer layers is not only simpler, but can deliver lower latency and more predictable network performance. The overall result is better performance and lower total cost of ownership.

The two tiers of the network consist of a Unified Access tier and an Intelligent Core tier. At the edge, our Unified Access Architecture enables users to ready their network for voice, and for wireless. A year ago we introduced the BlackDiamond 10K as the product for the Intelligent Core. Now we are adding the BlackDiamond 8800 as the access product for this two tier architecture. Each system is purpose built, and each runs ExtremeWare XOS, our modular open network operating system.

This new system, like our BlackDiamond 10K, has voice class availability and a host of features that are best in class for this market segment.

We launched the 8800 in January and revenue grew rapidly in the quarter – exceeding 5% of revenue, one of the fasted adoption cycles in our history. That’s the good news. The bad news is that more customers moved from our older products to the 8800 than we anticipated, thereby causing a decline in some of our oldest products. And I suspect that the strength of the 8800 caused some reconsideration on the part of customers, which may have extended sales cycles.

That said, the introduction and first quarter was a success; the product line has ramped very well. This strength, I believe, validates our strategy and is a positive sign for the future.

In addition to voice, two other trends that are important are the move to 10 gigabit, which involves two parts: the core and uplinks moving to 10 gig, and being driven by gigabit to the desktop.

The 8800, the BlackDiamond 10K and our Summit 400 series form one of the industry’s strongest 10 gigabit- centric solutions. All three of these product lines support the trend toward gigabit to the desktop and provide for a 10 gigabit core that we expect to drive 10 gigabit port installations. Our 10 gigabit ports grew in the quarter, and with this strong product line in place, I expect sales will continue to grow as we move through 2005.

In two weeks we will be attending the Networld + Interop show in Las Vegas, our industry’s premier event.

This year, Extreme has been selected as the official Network Hardware and Wireless Provider for the Networld + InterOp show network, called the eNet. This is the fifth year we have built the network for the Las Vegas show – the industry’s key event. This network showcases our strategy for a converged two-tier network for delivering voice, video and wireless. The network’s two tiers, the intelligent core and the Unified Access for the edge, will utilize our BlackDiamond family – the 10K and the new 8800.

What is exciting for us, is that for the first time we will be providing an integrated wired and wireless network. In past years, we have been fortunate to have been chosen as the wired infrastructure supplier, but the wireless part has been awarded to startups.

But this time it is all Extreme – wired and wireless. This is testimony to the strength and maturity of our Unified Access Architecture – a converged wired and wireless show.

I know that many of you will visit N + I to get a sense of the industry direction and trends, and I encourage you to stop by our booth. In addition to building the eNet we will also be making an important new product announcement, one that opens up a whole new market area for us.

So in summary. We help customers build open converged networks that handle emerging applications. Today, IT professionals around the world are focusing on deploying voice, keeping the network secure and up and running. These are the drivers for network upgrades, and Extreme has delivered and will continue to provide innovative networking technologies that enable end users to meet these demands.

While we did not reach our expectations, we did experience year-over-year growth. We are seeing traction in our expanded channels, and we are seeing traction for our new technologies. This provides us with a good footing to move forward. During the quarter, and over the last few, we have built leadership products in the key growth areas of IP Telephony, Wireless, 10 Gig and gigabit to the desktop. And we have built the channels to deliver these solutions. Our strategy for open converged networks has come together, and I believe will allow us to continue to gain share against our competitors as we did this quarter.

With that, I’d like to turn things over to Bill.

Bill Slakey:	Thanks, Gordon.

As always, I’m going to briefly review our financial results for the quarter and then update our expectations for future performance. Before I do that I want to acknowledge that we understand that the timing of our call is unexpected and inconvenient for many of you. We are holding our call a week earlier than planned because we recognize these results are below our previous expectation, but with the results finalized along with an understanding now of our outlook going forward, we wanted to get this news out sooner rather than later.

As Gordon noted for you, we are disappointed not to have achieved our financial goals for the quarter. While our 3% year over year revenue growth may ultimately turn out to have been share-gaining performance in some important markets, it is below the expectations we have for our business overall.

Our business outside of Japan grew 14% compared to the year ago period, but was down 6% sequentially. While this sequential decline outside of Japan could be attributed to typical seasonality, we had planned for a slightly up quarter based on the anticipation of strong acceptance of our new BlackDiamond 8800 product, and a return to strength from our Avaya channel. In fact, both these businesses were strong for us, but it was not enough to offset unexpectedly strong seasonal changes in demand from the December quarter.

Our business in Japan, which had been weak over several quarters, was a particular disappointment in Q3. Down 22% sequentially in what is typically a seasonally strong quarter, and down 34% compared to Q3 a year ago. Gordon took you through the changes we are making in Japan to improve our execution.

Revenue for the quarter was $91.9 million, consisting of $76.8 million in product revenue and $15.1 million in service revenue. Our book-to-bill for the quarter was slightly below 1.

Service revenue was up 4% sequentially, making this the sixth consecutive quarter in which revenues have been flat to up on a sequential basis. Service revenues were up 18% compared to the year-ago quarter.

Overall product revenue decreased 10%% sequentially and increased 1% year-over-year.

Shipments of modular products represented 54% of sales, and stackables represented 46%. This was a shift towards chassis, or modular, products from last quarter, driven by early success of BlackDiamond 8800. The split of enterprise sales and service provider sales was 79% to 21%, a shift towards enterprise customers compared to Q2, but generally consistent with our typical mix. We had no 10% customers during the quarter.

Gordon noted for you the early success of BlackDiamond 8800. Bookings and revenues were up significantly from our first shipments in December, and the pipeline of activity around this product is strong. We anticipate that the BlackDiamond 8800 could account for more than 10% of revenues as early as next quarter.

10gig port bookings were up sequentially from the December quarter. This continuing shift from Gig to 10gig in the network core is contributing to success of BlackDiamond 8800, the BD10K and Summit 400 stackable products in particular.

New bookings for POE ports were down slightly compared to Q2. This was driven by the introduction of the Summit 300 – 24 port switch, which has led to a rapid transition from our Summit 300 - 48 port. This is a positive outcome in that it has lowered our entry price for both wireless and POE, reduced discounting pressure, and led to an increase in units sold. But, for this quarter it has muted the growth in port shipments. We expect POE ports to return to a growth trajectory in Q4 driven by demand for IP telephony and wireless.

Sales of some of our older stackable and chassis products declined during the quarter, consistent with a shift in mix towards newer products, as Gordon discussed in part.

Looking at sales geographically, revenues in the U.S. were $40.7 million, up 9% compared to the third quarter a year ago, down 6% sequentially. The sequential decline in revenues was driven by a decline in our federal business and a longer than expected sales cycles through out the quarter which made it difficult to increase our enterprise business sequentially. We believe our overall win/loss rates on competitive deals was good and has improved over the last year, but the pace at which decisions were made and deals were closed in Q3 was slower than we expected.

Revenues in our European operations, which includes the Mideast and Africa, were up $27.4 million, or 17% up compared to Q3 a year ago and down 8% sequentially. As in the US, we believe our overall win/loss rates in competitive deals was good and has improved over the last year, but longer than expected sales cycles made it difficult to grow our business sequentially as we had planned.

In Japan, revenues were $13.2 million, down sequentially in year-over-year, as I have previously noted.

Looking at Asia outside of Japan, revenues were $10.3 million, up from $9.2 million sequentially and from $6.6 million in the same quarter a year ago. Revenues in Asia are lumpy for us as a result of a large contribution from service provider business. But it is fair to say that we are seeing a larger contribution from our enterprise business in Asia. This included this quarter our first significant revenue from our Avaya channel in Asia, particularly in India.

Bookings through our Avaya channel worldwide were up significantly both sequentially and versus the same quarter a year ago. Avaya revenues were more than 5% of worldwide revenues for the quarter, and Avaya channel revenues increased sequentially in the US, Europe and Asia. These results and the pipeline of business we are currently working make us confident that the relatively low revenue we saw through this channel in December was an anomaly, as we discussed on last quarter’s call.

Looking at gross margins now. Total gross margin was 51.4%, that’s up from 51.2% a year ago, but down from 53.8% last quarter and below our own expectations. The reduction in gross margins sequentially was driven by several factors, including lower volumes, start-up costs related to the first quarter of volume shipments of the BD 8800, changes in geographic and channel mix, and an increase in discounting on older products.

Looking forward into Q4 we expect to see gross margins increase by at least one percentage point as volumes increase as we move to more steady state costs on the BlackDiamond 8800, and we expect continued improvement in gross margins from that level during the course of calendar 2005.

Service gross margins were 40.6% for the quarter, down slightly from 42.3% in Q2. Service gross margins were impacted by increased freight costs and by incremental investments we are making in infrastructure and service depots in order to improve availability and implement new service offerings. We expect service margins to improve from these levels during calendar 2005.

Turning to operating expenses. Sales and marketing, R&D and G&A expenses for the quarter were $46.5 million, compared with $46.2 million in Q2 and with $46.4 million in Q3 a year ago. This is $1 million to $2 million below the expectations we had entering the quarter.

In addition, we have recorded a $2 million one-time expense related to a technology agreement with IBM. Including this expense, total operating expenses for the quarter were $48.5 million.

Looking forward on the operating expenses, we do expect that we will see a sequential increase in sales & marketing, R&D and G&A expenses of approximately $1 million to $2 million driven by increases in R&D, legal and Sarbanes Oxley related expenses. Legal expenses remain a risk item and may exceed this forecast for the coming quarter as a result of our ongoing litigation with Lucent. This litigation is scheduled to come to trial later this month.

For the quarter, other income and expense totaled $800,000.

Including all costs on a GAAP basis, we reported a loss before taxes of $400,000 and a loss after taxes of $1.3 million or 1 cent per share. The total shares used to calculate diluted EPS in the current quarter was 121.4 million. Excluding the one time cost of the technology agreement, the Company’s profit after tax for the quarter was $700,000 or 1 penny per share of profit.

Total shares outstanding at quarter end were 121.6 million. Total cash, cash equivalents, short-term investments and marketable securities on March 26 was $443.3 million, down $3.5 million sequentially, and up $26.4 million from Q3 a year ago. Accounts receivable were $31.6 million, up $700,000 sequentially. DSOs at quarter end stood at 31 days, up 3 days from the end of Q2 as a result of a more back-end loaded quarter from a revenue standpoint.

Net inventory at quarter end was $22.1 million, down slightly from $22.5 million in Q2. Inventory turns stood at a very good 7 turns for the quarter, down from 8 turns on lower revenues.

Accounts payable balances at quarter-end were $24.0 million compared with $22.6 million at the end of Q2.

Other assets were up $8.5 million as a result in part of an increase in prepaid expenses and increases for inventory in the channel not yet recognized as revenue.

Some other items to note: depreciation and amortization for the quarter was $5.8 million; and capital expenditures for the quarter was $1.2 million. Headcount at quarter-end stood at 784 regular employees which compares to 799 at the end of Q2. We also had 53 contractors on board at quarter end.

Turning now to guidance. For revenues, in the June quarter, we currently anticipate that our revenues will be in a range of $93 to $98 million. We expect to see sequential growth in all geographies, except Japan. We expect to operate with a book to bill above 1. Opportunities for revenue growth include seasonal improvements in demand that we have typically seen in the June quarter during our history, an increased contribution from new products, including the BlackDiamond 8800, and additional product introductions scheduled for the quarter. These opportunities will need to be balanced against the lower than expected revenue trend that we, and many of our competitors have seen this quarter, against weakness in our business in Japan.

On gross margins. Our expectation for the June quarter is that gross margin as a percentage of sales will increase by one point or more from this quarter’s 51.4%. We expect this improvement to be driven by volume increases, lower costs on the BlackDiamond 8800, and by an improvement in service margins.

On operating expenses. We have held quarterly operating expenses generally flat for 6 quarters. Looking forward, we do expect that June quarter operating expenses will increase by approximately $1 to $2 million. That’s an increase of over the $46.5 million of R&D, sales and marketing and G&A costs for the quarter. This increase in spending will be driven primarily by R&D spending, legal costs, and Sarbanes Oxley related costs. Again, legal expenses remain a risk item for us and may raise our expenses above this forecast on a short term.

As always, I will note that there are risks associated with our expectations. I have noted the softer than expected demand that we and many of our competitors have seen during the past three months, and the weakness in our business in Japan. Investors should also note that our quarters are back-end loaded, with approximately 50% of the business done in the last month of the quarter and so it is fair to say our visibility can be limited. And, it is still a case where one or two large deals a quarter can make a difference between sequentially up or sequentially down revenue.

Let me summarize my comments this way. It is fair to say that we have taken a small step back in the steady progress we have been making in increasing our profitability and predictability. But, I think it is important to note that relative to many important competitors of ours we are growing faster, and in fact have now passed several competitors in terms of quarterly revenues. We have strong new product and technology cycles and a broad channel footprint, and we are confident that these assets will continue to provide the basis for consistent revenue growth, market share gains and profitability improvement from the results we have reported today.

And with that I will turn the call back over to Gordon.

Gordon Stitt:	Thanks, Bill.

While we did not reach our expectations, we are seeing new opportunities in our expanded channels as I’ve mentioned, and we are seeing acceptance for our new technologies. The 8800 is being accepted very well, and we are very pleased with that, even though it may have replaced more older product sales than we anticipated. In any event, I believe this provides us with a strong footing to move forward, and to continue to grow faster than competitors.

Thanks again for joining us on such short notice and with that, operator, I’d like to open the call up for questions.

Operator	Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by the one on your pushbutton phone. If you would like to decline from the polling process, press star followed by the two. You will hear a three-toned prompt acknowledging your selection. Your questions will be polled in the order they are received. If you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment please for the first question.

Our first question is from William Becklean with Oppenheimer & Company. Please go ahead with your question.

P. Parasuraman	Hi, this is actually Priya Parasuraman calling for Bill. I was wondering, last quarter you had talked about a 10% to 20% revenue growth rate for calendar year ‘05. I’m assuming that’s something that’s not in line at this point in time.

B. Slakey	We didn’t achieve that goal overall this quarter. Our guidance indicates that we don’t expect to achieve the goal next quarter as well. As we get past the first half of the calendar year we’ll re-assess our opportunities, we’ll look at how much we’ve been able to improve the business in Japan and what the industry is growing at the second half of the year and re-assess at that point. Bu during the first half we won’t achieve it overall. Obviously we are achieving it in some geographies and as the second half gets closer we’ll re-assess.

P. Parasuraman	Can you also talk a little bit about when you think you might get back on track in Japan? Is it going to be more a later part of fiscal year ‘06? Could you talk a little bit more on that?

G. Stitt	This is Gordon. At this point we’re not prepared to forecast our business there. As I mentioned, the gentleman who has led that organization for 8 years had planned to retire this quarter and will do so and we’ll be assessing the opportunities there. We are committed to the market and we will certainly turn things around.

P. Parasuraman	Okay, thank you.

B. Slakey	Thank you. Next question please.

Operator	Our next question comes from Samuel Wilson with JMP Securities. Please go ahead with your question.

S. Wilson	Good afternoon, gentlemen. I apologize, I have a couple questions so I’ll just ask these one at a time. First, Gordon, can you talk a little bit about U.S. Federal Government? I think Bill mentioned in his prepared remarks that it went down sequentially. Was that below expectations for the quarter?

G. Stitt	It was down slightly for us. Yes, the Fed was down slightly. As you know, that’s not a huge part of our business.

S. Wilson	Right. Secondly, you mentioned the 8800 was a little bit stronger than you’d expected. Were there any delivery or supply issues with the 8800 during the quarter?

G. Stitt	No, the launch of the product was very smooth. We had some shipments in the month of December just prior to the official announcement and had smooth deliveries in shipments throughout the quarter.

As I mentioned, the product was very strong, along the lines that we expected. On the other hand, I think some customers switched orders from one product family to the 8800 and that caused some of our older products like the BlackDiamond 6800 to fall off.

S. Wilson	Got it. Then a question for Bill. Interest and other income jumped noticeably to $800,000. Can you describe what’s going on there?

B. Slakey	Yes, it was a combination of higher interest rates on our cash, miscellaneous items, various refunds and such that flow into that line and last quarter we had unusually high hedging expenses which we did not repeat this quarter.

S. Wilson	How much of that is sustainable and how much of it is one-time in nature?

B. Slakey	I think on a sustainable basis with the interest rates moving up as they are, it’s probably a $300,000 to $400,000 line.

S. Wilson	Got it. Then the last question is for either one of you. The company has almost $4 a share in cash, in gross cash and a couple dollars in net cash. What does it take to potentially recommend a share buy back or use some of that cash to either buy back, to start buying back the convertible bond or call for the convertible bond or start buying back shares in the open market?

G. Stitt	Sam, you’re going down some obvious paths. We’re not prepared to make any announcements today but there are obvious ways we could be using our cash right now to improve shareholder value.

S. Wilson	Thank you very much, gentlemen.

Management	Thank you. Next question please.

Operator	Our next question comes from Long Jiang with UBS. Please go ahead with your question.

L. Jiang	I think at the end of March you mentioned you were going to announce earnings April 27th. It looks like something changed quite dramatically during the last couple days. Is that related to Japan or it’s also related to some other region?

Also related to the 8800, you mentioned bigger than expected cannibalization of your other products. What kind of confidence do you have for the coming quarter that the same thing wouldn’t happen? Also for the current quarter, a very nice revenue ramp for the 8800. How much of that did you ship to your new customers? Is that mostly shipped to your existing customer base or installed base? Thanks.

B. Slakey	This is Bill. I’ll take that first question. We’re going to need to keep the questions to one going forward in order to give everyone a chance to ask their questions.

In terms of why we are announcing early or pre-announcing or moving our earnings up a week, as I explained in my notes, once our results were finalized, once we had a good understanding of what had happened in the quarter, a good understanding of how it affected our outlook, we made the decision to announce a week ahead of our previous schedule. We did that just because we wanted to get this news out sooner rather than later.

And as it relates to 8800 sales and trends, I’ll turn it over to Gordon.

G. Stitt	The first quarter of shipments for any new product line is always challenging in that the best of forecasts can often end up wrong, then you really don’t know how customers will react until you launch the product and gain some experience. So this first quarter was one of experience building. Again, the good news is the product has sold very well both to existing and to new customers, has opened up a lot of competitive opportunities for us given the performance of the product, the value proposition and its positioning at the edge of a large scale network.

What we didn’t know going into the quarter is how it would affect customer decision making on existing products and the effect we saw was a drop off of some older products and possibly the extension of the decision making where a customer may be looking at an older product and then is faced with this new product and that delays their decision as they make the evaluation.

Typically this is a one quarter phenomenon in that over the period of 10-12 weeks that information goes into the market, so looking forward we do anticipate strong 8800 sales.

B. Slakey	Thank you. Next question, please.

Operator	Our next question comes from Alex Henderson with Smith Barney. Please go ahead with your question.

A. Henderson	Can you give us some sense of what you think the reasoning is for the general softness we’ve seen over the course of February and March? We picked it up pretty clearly from the value added dealers and resellers when we did our survey but I guess I’m a little confused at why it’s so soft at this point in time. Do you think it’s Sarbanes-Oxley, do you think people have been tightening their budgets? Virtually everybody that’s announced weakness has said it’s broader macro. What’s going on here?

G. Stitt	Alex, this is Gordon. I’m not sure I have a clear, concise answer to that. We did see the slow down particularly in the last couple of weeks and really in the last week. I think there were some unusual impacts in the quarter given the timing of the quarter. That is for us, the quarter starting really December 26th and in the holiday season and ending on Easter Sunday. I think there was some slowdown there due to just odd positioning of holidays. I think some people have seen a broad drop. We did see a little bit of a drop in the U.S. and I think there was some underlying strength in our competitive position offset by some deterioration. At this point I don’t have a good answer to that.

A. Henderson	So do you think Sarbanes played into it?

B. Slakey	Alex, this is Bill. I’m willing to blame Sarbanes for many things. It’s hard to say. In other words, we don’t have any direct information from customers that they have delayed a network purchase in order to fund their Sarbanes-Oxley requirements.

There’s one thing I wanted to notice, that it is an unusual situation in that the activity going on, the sales calls, the pipeline, etc., does actually seem to be fairly robust. It is just a very... it’s an environment in which decisions are being made much more slowly than we had seen in the second half of last calendar year or that we expected.

A. Henderson	I guess the question on Sarbanes-Oxley isn’t necessarily just the spending, it’s whether there is management distraction. If you’re trying to get your K-1 out on March 16th I guess you’re not signing off a lot of purchasing contracts when you’re in a panic getting your filings out.

B. Slakey	Alex, I can just speak from personal experience. That’s true enough that you get very focused on it and other things go on the back burner but I’d be disingenuous here to tell you yes we know specifically four deals slipped out because they were delayed on S-Ox. But it could well be a contributing factor.

A. Henderson	Thanks, guys.

B. Slakey	Thank you. Next question please.

Operator	Our next question comes from Jiong Shao with Lehman Brothers. Please go ahead with your question.

J. Shao	Thank you very much. I wanted to ask a follow up question on Japan. Could you talk a little bit more in this area? Where do you think the weakness comes from? Is that because of the economy in Japan or is that because some larger deals got pushed out in the carriers or you are losing market share in the enterprise business? Could you talk a little bit more on that?

G. Stitt	Jiong, this is Gordon. Our Japan business has been dropping off for a few quarters now. There’s two aspects to our business there, the carrier business and the enterprise business and as I mentioned in my prepared remarks, I don’t think we have executed well on growing our enterprise business. That is something we have put in place, some programs to remedy in changing our sales tactics a bit there.

The carrier side has always been lumpy and as you know, we have some very large carrier customers there. As they complete a large scale network build out, there is a lull. Those two factors have really worked against us there.

J. Shao	So you see the overall environment in Japan is still okay?

G. Stitt	The economy there does bounce around a bit but I think a lot of what we’re seeing are things we can work hard and remedy.

J. Shao	Thanks.

B. Slakey	Thank you. Next question please.

Operator	Our next question comes from Christin Armacost with SG Cowen. Please go ahead.

C. Armacost	Thank you. Just a general question on guidance. With some momentum and obviously having some positives in the quarter with some momentum of new products and the channel plus the new product announcement at N+I, why not guide why wouldn’t you think your revenue could be higher than the range and close to what it was in December? Because you’re basically running probably about $10 million, on a runrate about $10 million below what intuitively or what The Street was looking for for June.

B. Slakey	Christin, this is Bill. There’s a few reasons for that. One is the softness in Japan as I discussed. Two is being cautious a bit about the overall environment based on what’s happened to us this quarter and what appears to have happened to many of our competitors this quarter. Those are reasons to be cautious.

Third, I think this is a case where we want to get back in the mode of building predictability into our business. That means inherently you want to be a little bit conservative on the goals you set, you want to be sure you can run with book-to-bill above 1, etc. So we’re going to follow through with all those things. Those were the recipes for success here over the last year and we intend to get back on that path, hence the reason of maybe being a bit conservative. Hopefully what would turn out to be conservative, but I think it’s a very real and a very reasonable range.

C. Armacost	And just quick question. Tax rate guidance for Q4?

B. Slakey	Tax rate guidance is still something around 15%. The actual taxes are really being driven by the cash taxes we are paying or required to pay outside the U.S. so it does bounce around a little bit.

C. Armacost	Great. Thank you.

B. Slakey	Thank you. Next question please.

Operator	Our next question comes from Cobb Sadler with Piper Jaffray. Please go ahead.

C. Sadler	Thanks a lot. My question’s on the competitive environment. Revenue was off pretty significantly but your product margins held in there fairly well. Are you walking away from some deals that may be aggressively priced to maintain margin? That’s the first question and quickly what’s happen with 10 gig port pricing? Thanks a lot.

G. Stitt	This is Gordon. The competitive environment as far as we can see has not changed in a big way. We did see some softness in some geographies and we’ve talked about some of the things we’re doing about that. Our sense and this is certainly supported, is the newer products are doing very, very well on a competitive basis and particularly on the 10 gig front. Our newer systems have lower per port 10 gig prices and as I mentioned, we have strong 10 gig solutions across our Summit 400 now, our BlackDiamond 8800 and BlackDiamond 10K.

I think if you survey the industry, you’d see a decline in 10 gig prices and we’re certainly part of the leadership of that.

C. Sadler	Thanks very much.

B. Slakey	Thank you. Next question please.

Operator	Our next question comes from Steve Kamman with CIBC World Markets. Please go ahead.

S. Kamman	I’ve got two questions. One just on the numbers. The inventories, I think you said those were down but I’m just trying to square that with not recognizing a pretty decent chunk of sales. Does that mean it’s out there? I would have expected, especially given that you announced your earnings date on March 30th, that you would have had a spike in inventories given you thought you’d shipped the product. Do you see what I’m getting at? So the question there is why are inventories down if we just had a $9 million miss? Why aren’t they up by $9 mil?

The second question is if you could quantify on the litigation risk around Lucent or at least give us some color, not quantify, what exactly the nature of that litigation is and what if it were to go against you, what would be the nature of the penalties? Would you see that ending up a license fee or something more substantial or would it be a one-time charge?

Finally, any color on what the IBM deal, exactly what that specifically is this quarter?

B. Slakey	Steve, this is Bill. I’m trying to tick down those. As far as inventory management, that was just a good job by our operations folks on responding to changes in demand. We do use Flextronics for quite a bit of our manufacturing and in many cases take delivery of the inventory literally as it is being drop shipped from their factory. So if we are not shipping it, we are not yet taking delivery of it and putting it on our books. That’s one of the things that helps us there but generally our operations team did a very good job of responding to literally last week changes in demand.

That’s on the inventory. On Lucent, Lucent is a litigation which actually is fairly broadly disclosed in our 10Ks and 10Qs. It deals with allegations of IP infringement. It is something that has been going on for a couple of years and is now scheduled for trial in April, late April/early May and I should note as well that Foundry is involved in this. I don’t know exactly when their trial date is but Lucent has alleged IP infringement and sued them as well.

It could go any number of different ways. We are open to settlement, always have been. Alternatively, we think the allegations are false and we’re very willing to take it to trial if that’s where it comes out. That’s why I need to be a little bit open ended on what the expenses would be or what line they might fall on depending on the outcome.

As far as IBM goes, I can give just you a very brief description that that is a cross-licensing agreement for IP.

S. Kamman	Thanks. Shorter answers than the questions. I appreciate it.

B. Slakey	Thank you.

Operator	Our next question comes from Erik Suppiger with Pacific Growth Equities. Please go ahead.

E. Suppiger	First, did Avaya meet your goal of growing by $1 to $2 million per quarter?

B. Slakey	Erik, on this particular quarter they more than met that goal. Admittedly some of that was off the December that was a little bit low but they are back on sort of the track we would have expected even back in June-September now.

E. Suppiger	Okay, when you said it was 5%, it’s really kind of more than 5%. You’re saying it’s kind of in the 5% to 10% range?

B. Slakey	Yes.

E. Suppiger	Can you give us a sense would you expect it to reach 10% of revenue at least this year at some point?

B. Slakey	No, Erik. Again, I believe that Avaya is a relationship that can ramp $1 to $2 million a quarter for us especially now that we are starting to connect on a literally worldwide basis U.S., EMEA and Asia, but beyond that I don’t want to make any direct.

G. Stitt	Just to be clear, Erik, since Bill jumped in there very quickly with a no, that he was saying no, I’m not going to tell you, not no it won’t happen.

E. Suppiger	What about the combined Avaya business partners and Avaya? Can we assume that that’s reached the 10% threshold at this point?

B. Slakey	Erik, when we discuss Avaya revenues, we are combining sales directly through Avaya or through Avaya’s reseller channel for which Avaya is compensated. So when we talk about Avaya revenues we are already combining Avaya and their reseller channel. What we do not include in that number is cases where we may be selling along with Avaya but the business is done directly with us or through another channel partner.

E. Suppiger	That would be revenues that’s Avaya, Catalyst and Voda 1?

B. Slakey	Correct. And there are some international aspects to that as well.

E. Suppiger	Can you comment as to whether the Avaya piece-the direct Avaya-did that have good growth?

G. Stitt	We don’t really break that out, Erik.

E. Suppiger	Next quarter do you expect to be cash flow positive?

B. Slakey	Yes, Erik.

E. Suppiger	Lastly, the prepaid expenses were up. What was that?

B. Slakey	It’s the time of year where we make some insurance, buy our annual insurance.

E. Suppiger	Very good. Thank you.

B. Slakey	Thank you. Next question please.

Operator	Our next question comes from Mark Sue with RBC Capital Markets. Please go ahead.

B. Murakami	Hi, this is Brian Murakami for Mark. Gordon, you said sales of the 8800 were affecting sorry, sales of the 8800 affected sales of legacy products. Did that extend to the BlackDiamond 10K? Did it impact mostly new chassis sales or were line card sales affected as well?

G. Stitt	I can’t answer in detail whether it was chassis or line cards other than to say the new systems, the 8800 systems increased pretty dramatically from very small sales in the previous quarter, and we did see declines on some older products. I really don’t want to break it out specifically by product line just for competitive reasons.

B. Slakey	Thank you. Next question please.

Operator	Our next question comes from Andy Schopick with Nutmeg Securities. Please go ahead.

A. Schopick	Thank you. Gordon, I’d like to ask you to update us or comment on remarks you had made earlier in the year at the Analysts Day in New York where I saw you and then one webcast at one of the brokerage firms concerning expectations of new channel agreements. You’ve kind of set the stage for something to happen but nothing has really occurred on that front just yet. Is there anything you’d care to say at this time?

G. Stitt	We did enter into an agreement with Voda One which is a distributor part of our WestCon Group.

A. Schopick	Was that the only thing you were referencing at that time?

G. Stitt	It’s the thing we publicly announced.

A. Schopick	Gordon, I’d also like to ask you how concerned you are right now in terms of what you have seen occur in your business and what we are now seeing among other larger companies including IBM today. Do you have increased concerns or contingency plans for perhaps the overall economy and market turning out to be weaker this year than what people might have otherwise hoped to see when we turned the corner of the new year?

G. Stitt	I’m not sure I can comment particularly on IBM’s results since I haven’t read the analysis yet.

A. Schopick	Using it as one example.

G. Stitt	I appreciate that. I think at this point we look at these results and although we certainly did see some softness and some delays, I also believe some of the shortfall we saw was due to factors that we can control and things we’re going to go in and work hard to remedy.

Again I’m very confident of new channels that we’re just firing up and that we’ve made investments in. I’m confident of the technologies and the products that we’ve introduced. We’ve renovated our entire product line literally in the last 18 months.

I also see looking out over the next year and 24 months, as I indicated at the Analyst Day, that there is an upgrade cycle ahead of us within the enterprise market segment given the age of the existing installed base that was largely put in in anticipation of Y2K.

It’s hard to say what the economic impact is other than from the networking sector. We still see a lot of opportunities.

A. Schopick	Okay, thanks.

B. Slakey	I believe we have one last question on the line.

Operator	Our final question comes from Rich Church with Unterberg Towbin. Please go ahead.

R. Church	Thanks and good afternoon. Question on the service provider side. It’s only about 21% of your revenue this quarter, but I’m just curious if you’re seeing with the carriers moving towards an all IP type of infrastructure, do you see a role for Extreme in that market and do you think the percentage of revenue can grow in that veridical?

G. Stitt	I’m sorry, are you saying the service provider in general?

R. Church	Right.

G. Stitt	Our focus, to be clear in the service provider market is in the metro ethernet space and that is a phenomenon that has been largely outside the U.S. to date. We’ve won a significant number of installations in Japan, in Asia and in Europe as well, also in South America and we’re certainly optimistic for that market segment going forward and we believe that ethernet technology will over the course of several years come to dominate how these types of networks are build.

R. Church	But you haven’t seen anything in particular giving you confidence that growth may resume more quickly over the next 6-9 months?

G. Stitt	We see a lot of activity level.

R. Church	Thanks.

G. Stitt	Thank you.

B. Slakey	Thank you, everyone, for joining this afternoon.

Operator	Ladies and gentlemen, this concludes the Extreme Networks’ third fiscal quarter earnings conference call. If you would like to listen to a replay of today’s conference, please dial 1-800-405-2236 or 303-590-3000 and enter access code 11028644.

You may now disconnect. Thank you for using ACT Teleconferencing.